Exhibit 99.2

LIPPERT HEILSHORN & ASSOCIATES
Moderator:  Jody Burfening
November 11, 2009
9:00 a.m. CT

Operator:
Welcome to the Global Options Group Third Quarter Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Following management’s prepared remarks, we will hold a Q&A session.  To ask a question, please press star followed by the number one on your touchtone phone.  If anyone has difficulty hearing the conference, please press star zero for operator assistance.  As a reminder, this conference is being recorded today, Wednesday, November 11, 2009.

I would now like to turn the conference over to Jody Burfening.

Please go ahead, ma’am.

Jody Burfening:
Thank you, operator, and thank you everyone for joining us this morning for the Global Options Third Quarter Earnings Conference Call.  With us from management are Dr. Harvey Schiller, chairman and chief executive officer, and Jeff Nyweide, chief financial officer.

The company issued it’s third-quarter earnings press release earlier this morning.  It’s also posted on the company’s Web site at www.globaloptions.com .  If you have any questions after the call or would like additional information, please contact Lippert Heilshorn at area code 212-838-3777.

Before turning the call over to Dr. Schiller, I would like to point out that management will comment on EBITDA and EBITDAS non-GAAP measures on today’s conference call.  These non-GAAP measures are supplemental to the company’s GAAP results.  For a reconciliation of EBITDA and EBITDAS to the comparable GAAP measure, investors are invited to review the schedule for the company’s third-quarter earnings release.

                                           LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
11-11-09/9:00 a.m. CT
Confirmation # 36220984

Also, I’d like to remind everyone that statements about Global Options’ future expectations, including future revenue and earnings and all other statements in this conference call other than historical facts are forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities and Exchange of Act of 1934, as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and actual results could differ materially from expected results.  Global Options undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

With that, I would now like to turn the call over to Dr. Schiller. Good morning, Dr. Schiller.

Harvey Schiller:	Good morning, and thank you, Jody. Thanks, everyone, for joining us this morning for Global Options’ Third Quarter Earnings Conference Call on this Veteran’s Day.

For the third quarter, we reported revenue of $26 million, which was in line with the second quarter and below last year’s revenue of $29.5 million.  Overall, in the third quarter we encountered more challenging macro demand trends, including an insurance industry that’s contracted the absence of new major natural disasters and ongoing diminished demand for litigation support services.  Hence, these revenue headwinds we delivered another quarter of positive EBITDA.

Our emergency preparedness unit generated $9.5 million in revenue, another quarter of good profitability.  Even without the revenue contributions from incremental relief and recovery work that typically comes from a new natural disaster at this time of year.  We’re performing well against the objective we set at the beginning of the year to build a repeatable business model by building up pre-event projects, leveraging the reputation we have gained for disaster relief work in Louisiana and in other states impacted by natural disasters, processes we have developed and our expertise.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
11-11-09/9:00 a.m. CT
Confirmation # 36220984

We have developed an offering that we refer to as on-call contracts.  We’ve developed these on-call contracts in response to new market trends.  First, state and local governments see a growing need to be self-sufficient in disaster recovery.  And second, these government entities are outsourcing more of their variable staffing requirements.

To date, we have signed 15 on-call contracts, including four in the third quarter, one of which was the renewal.  Nearly all of these on-call contracts are for disaster response and recovery, supporting the needs of municipal and state governments and U.S. territories should a federal disaster be declared in a locality.  At this point, only a handful of state government’s emergency management agencies have put out RFPs for pre-event work.  We expect this market to grow as more state and local governments take steps to ensure that they are prepared for a natural disaster and believe that we are in an excellent position to win a significant number of them.

In our fraud and SIU unit, quarterly revenues are holding steady at around $7.8 million.  The insurance industry continues to contract along the ongoing rise in unemployment rates across the country.  As you might expect, when the work force shrinks, real workers and compensation insurance claims are filed, which leads to a reduction in the number of fraud incidents.  As a result of these macro trends, demand for our fraud SIU services has been depressed.  We believe we’re gaining a share – regaining share as the number of claims being investigated by our fraud SIU unit is held steady within a claims environment that we believe is in decline.  Continued cost reduction actions and strict cost management in addition to the deliberate calling of some lower margin accounts has improved the operating profitability of the fraud (FA) unit this year.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
11-11-09/9:00 a.m. CT
Confirmation # 36220984

Finally, our security consulting and investigations unit produced revenue of around $8.7 million for the quarter, led by strong results from our (Bois-d) unit.  But the volume of projects for security consulting services remains well below historical levels.  To come back (inaudible) in the insurance industry, we have redoubled our efforts to capitalize on pockets of growth while continuing to add new logos and expand revenue per customer.  For example, we have made a concerted push to approach new markets where potential fraudulent claims are a pressing concern.  Retailing is one market that offers attractive opportunities, and we’re pleased by the positive response we have been getting for prospective customers.  We’re also branching out to segments of the transportation industry, leveraging our established position with railroad companies.

At the same time, we’re deepening our presence in established markets.  During the third quarter, BNSF signed a five-year agreement with us under which we will serve as a preferred provider of investigated services, helping to expose potential liability claims fraud.  Our agreement calls for us to incorporate a customized version of (Global Track), including rapid data and to BNSF’s investigation process.  Using (Global Track), BNSF will have access to public information databases nationwide and real-time case monitoring capability, thus improving the efficiency of investigations and thereby reducing the cost of its claims.  The agreement with BNSF is a good example of our how propriety system, (Global Track), has become a clear winner and differentiator for us in the marketplace.

Having completed the rollout of the enhanced version of (Global Track) within all of our offices, we moved to phase two of our strategy during the quarter.  Phase two calls for Global Options to generate incremental revenues as we integrate (Global Track) features such as rapid data within our client’s internal claim processing systems.  We’ve completed this integration with one of our largest customers and are in the process of implementing rapid data at Canadian Pacific and, as I mentioned earlier, BNSF.  A number of other clients have agreed to go live in the first quarter of 2010.  Again, the result of these implementations is that we are adding a highly profitable incremental revenue stream to the fraud SIU business unit.  We expect to start generating revenue from these (Global Track) integration platform accounts in the first quarter of 2010.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
11-11-09/9:00 a.m. CT
Confirmation # 36220984

Finally, the introduction of these new services is also serving to entrench customers with global options and differentiate our brand in the marketplace.  Our private mortgage fraud investigation service continues to be a winner.  Since launching this service last May, the number of cases we have processed have steadily increased, and we have expanded staff resources to meet the growing demand.  Already the service is delivering some incremental revenue, and we expect it to be a solid contributor to revenue going forward.

These initiatives illustrate the various ways we are keeping our eye on the ball, even though business conditions have become increasingly challenging throughout the year.  Because we don’t expect these initiatives to be meaningful, contributors to our financial results in 2009 and based on our year-to-date results, we are revising our outlook for the year.  We now expect revenue into 2009 to be around the same as last year.  Even at the revenue level, the operational efficiency improvements we’ve made this year are expected to result in improved profitability relative to last year, EBITDAS growth and EBITDA positive for the year.

Now I’ll turn – I’d like to turn it over to Jeff to discuss our fianancials.

Jeff Nyweide:
Thank you, Harvey.  For the quarter ended September 30, 2009, Global Options Group reported revenue of $26 million versus $29.5 million in the third quarter of 2008.  Selling and marketing expenses for the quarter were flat at $3.2 million, and G&A expenses were $8.8 million for the quarter, a $1 million decrease or 10% decline versus last year’s $9.8 million, reflecting headcount reductions and ongoing operating efficiency improvements.

We reported the quarterly operating loss of $0.4 million compared to an operating loss of $0.3 million last year.  EBITDA in the third quarter was $400,000 compared to $800,000 last year.  EBITDAS, or EBITDA before stock-based compensations, for the third quarter was $1 million compared to $1.6 million last year.  Net loss for the third quarter of 2009 was 0.5 million or 4 cents per share compared with – compared to a .04 million or 4 cents per share for the third quarter of 2008.  Positive EBITDAS combined with effective working capital management brought the outstanding balance under our line of credit down to $3.7 million at the end of the quarter from $4.6 million at the end of the second quarter.  Cash and cash equivalents as of the end of the quarter stood at $5.1 million.  Aside from the line of credit, we have no borrowings.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
11-11-09/9:00 a.m. CT
Confirmation # 36220984

That concludes our prepared remarks, and now we’d like to open the call to questions.

Operator?

Operator:
Ladies and gentlemen, if you wish to register for a question for today’s question-and-answer session, you will need to press star, then the number one on your telephone.  If your question has been answered and you wish to withdraw your polling question, you may do so by pressing the pound key.  If you are using a speakerphone, please pick up your handset before entering your request.  One moment, please, for the first question.

Our first question will come from the line of Brian Ruttenbur with Morgan Keegan.

Brian Ruttenbur:	Thank you very much. The question I have is about future expense control. Do – where do you see G&A and other operating expenses going?

Jeff Nyweide:	Good morning, Brian. This is Jeff.

Brian Ruttenbur:	Good morning, Jeff.

Jeff Nyweide:
Thank you for the question.  Continued expense control remains a high on our list of activities as we will continue to right-size the business to match the changes in the underlying dynamics of (each of the) forces of revenue.  We would anticipate that we’ll continue to see contraction in our G&A over the next six to 12 months as our leases continue to come due and we combine and consolidate our operations, as well as other efficiencies that we’re looking to implement over the next – over the next 90 to 180 days.

Brian Ruttenbur:	OK, and then what are your – the strategic plans? Do you plan to put yourself up for sale? Do you apply to acquire? What are the plans going forward?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
11-11-09/9:00 a.m. CT
Confirmation # 36220984

Harvey Schiller:
We’re not putting ourselves up – this is Harvey.  We’re not putting ourselves up for sale, and b) we continue to look at targets that we think will be profitable to the companies.  We have continued to keep a pipeline of those.  There’s not a day or a week that passes that we don’t sit down with potential acquisitions and/or strategic partners.

Brian Ruttenbur:	Very good. Now, when should we – how are you going to finance those potential acquisitions?

Harvey Schiller:
Oh, when the time comes, we will consider what the various options are.  Obviously, this is a challenging market based on our share price, and we’re not going to do anything to – that’s going to further complicate that.  So again, as Jeff mentioned, one of the advantages we have right now that our debt continues to decrease and the cash on hand continues to increase.  So wherever we are, we will continue to look at what is – what will make this company more profitable.

Brian Ruttenbur:	OK, thank you very much.

Operator:
Once again, ladies and gentlemen, as a reminder, to register for a question, please press star, then the number one on your telephone keypad.  Our next question will come from the line of Peter Rappoport with Ledgemont.

Peter Rappoport:	Hi. How you doing today? Just two quick questions. The first is, regarding a line of credit, the $3.7 million outstanding, can you just remind us what the terms are as it relates to that debt?

Jeff Nyweide:
Sure.  This is Jeff.  From Silicon Valley Bank, that has been published.  So it’s an 8-K we did on that.  It’s a $10 million line of credit through the end of March that has a combination of liquidity covenants and certain profitability covenants, which we continue to meet.

Peter Rappoport:	OK, and the interest that you're paying on this?

Jeff Nyweide:	It ranges between 9% and 10-1/2%.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
11-11-09/9:00 a.m. CT
Confirmation # 36220984

Peter Rappoport:
OK.  As it relates to your acquisition strategy, is there one – I mean you know you're involved in a sort of a various group of businesses here.  Is there a particular area of focus when you look to make an acquisition or when you would consider making an acquisition, or are you looking at anything that would be accretive across any of the business lines?

Harvey Schiller:
We certainly look at anything that’s accretive.  I would say the near opportunities are probably more focused on the broad SIU area.  They seem to be the ones that are the most attracted to increased profitability almost immediately and expanding the business lines that we’re doing in that particular area.  Second of course would be the disaster area in terms of how we can enhance that to ensure that we have less vulnerability to the – what’s happened – what’s happened this year, which is the decrease in national disasters – natural disasters ((inaudible)).

Peter Rappoport:	OK, thank you very much.

Operator:	Our next question will come from the line of Fred Milligan with Sanders Morris.

Fred Milligan:	Good morning.

Harvey Schiller:	Good morning, Fred.

Fred Milligan:
Yes, you’ve mentioned a number improvements that have occurred, but yet you’re still hampered by the overall economy.  If the economy persists in terms of being where it’s at into next year and these improvements continue to develop, will they in fact override the sluggish economy.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
11-11-09/9:00 a.m. CT
Confirmation # 36220984

Harvey Schiller:
Well, I think – good question.  Thank you, Fred.  I think as we sit back and take a look at what needs to be done, people on the phone are probably better off in terms of predicting what’s going to happen in the M&A activity, but I think we’re continuing to see some growth in the systems engineering.  (Bois-D) has been something which has continued to grow in profitability.  I don’t see that changing at all.  I see that, in fact, going higher as more and more legislation (inaudible) the local and state and federal government as well as expanding internationals.

In terms of the broadened SIU, I think we’ve seen the worst of it, in my view.  I think the efficiency and the improvement of our brand as we go forward will turn more clients over to us.  We have a major marketing effort going forward right now across all our lines, and we’ll make the appropriate cuts where we think they’re – we will add to you know just any changes that the marketplace delivers to us.

Operator:
Again, ladies and gentlemen, if you would like to ask a question, please press star, then the number one on your telephone keypad.  And there are no further questions at this time.  Please proceed with your presentation or any closing remarks.

Harvey Schiller:	That concludes our prepared remarks and the question period. I thank everyone for being on the call, and we look forward to spending more time with you.

Thank you.